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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 15
  Certification and Notice of Termination of Registration under Section 12(g)
        of the Securities Exchange Act of 1934 or Suspension of Duty to
                   File Reports under Sections 13 and 15(d)
                     of the Securities Exchange Act of 1934

                       Commission File Number: 000-26977

                         LUMINANT WORLDWIDE CORPORATION
             (Exact name of registrant as specified in its charter)

                          520 POST OAK BLVD, SUITE 320
                              HOUSTON, TEXAS 77027
                                 (713) 418-7120

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    COMMON STOCK, PAR VALUE $0.01 PER SHARE
            (Title of each class of securities covered by this Form)

                                      NONE
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please provide an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)       |X|         Rule 12h-3(b)(1)(i)     |X|
        Rule 12g-4(a)(1)(ii)      | |         Rule 12h-3(b)(1)(ii)    | |
        Rule 12g-4(a)(2)(i)       | |         Rule 12h-3(b)(2)(i)     | |
        Rule 12g-4(a)(2)(ii)      | |         Rule 12h-3(b)(2)(ii)    | |
                                              Rule 15d-6              | |


               Approximate number of holders of record as of the
                        certification or notice date: 3

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         Pursuant to the requirements of the Securities Exchange Act of 1934,
Luminant Worldwide Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

         Dated: February 18, 2003
                                         LUMINANT WORLDWIDE CORPORATION


                                         By:    /s/ H. MALCOLM LOVETT, JR.
                                                ----------------------------
                                         Name:  H. Malcolm Lovett, Jr.
                                                ----------------------------
                                         Title: General Plan Agent
                                                ----------------------------

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